Exhibit 99.1

NEWS RELEASE Dayton, OH July 27, 2004

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

TUESDAY, JULY 27, 2004

MTC TECHNOLOGIES, INC. REPORTS RECORD QUARTER: NET

INCOME UP 46% ON 47% REVENUE INCREASE

DAYTON, OH, July 27 – MTC Technologies, Inc. (Nasdaq: MTCT), a provider of engineering, technical and management services to the federal government, today reported 2nd quarter results for the quarter ended June 30, 2004.

Financial Highlights (2nd quarter ‘04 compared to 2nd quarter ‘03):

•	Revenues increased 47.3% to $62.7 million, an increase of $20.1 million

•	Operating income increased 42.9% to $6.6 million, an increase of $2.0 million

•	Net income increased 46.4% to $4.2 million, an increase of $1.3 million

•	EBITDA increased 48.4% to $7.2 million, an increase of $2.3 million

•	Diluted earnings per share of $0.27 for the 2nd quarter of 2004 (after giving effect to the $0.04 dilution created by the Company’s follow-on stock offering completed in February 2004) compared to diluted earnings per share of $0.22 for the 2nd quarter of 2003

•	Funded backlog at approximately $204 million at June 30, 2004 versus $152 million at June 30, 2003

Raj Soin, Founder and Chairman of the Board, commented on the 2nd quarter 2004 financial results by noting, “These record results are a testimony to our team’s on-going efforts to provide our customers with unparalleled service. We greatly appreciate the opportunity to play a small role in helping our customers and our nation win the war against terrorism.”

Strong 2nd Quarter Results:

Record revenues of $62.7 million for the quarter ended June 30, 2004, reflected a 47.3% increase over the $42.6 million recorded in the same period of 2003. Organic growth of nearly 22% amounted to $9.3 million of the $20.1 million increase in revenues, with the remaining $10.8 million of revenue growth, or 25%, coming from the businesses acquired in the fourth quarter of 2003. Gross profit of $9.8 million for the quarter ended June 30, 2004, increased $2.6 million over the $7.2 million recorded in the same period of 2003, primarily due to the increase in revenue. Gross profit as a percentage of revenue decreased to 15.7% from 16.9% in the same period of 2003. This decrease in gross margin percentage is in line with the Company’s expectations and is primarily attributable to the previously forecasted increase in the use of subcontractors. Margins on subcontractor-based revenues are typically lower than the margins on direct work.

Operating income for the quarter increased 42.9% to $6.6 million, compared to $4.6 million recorded in the quarter ended June 30, 2003. The increase primarily reflects the increased gross margin, partially offset by higher general and administrative expenses and intangible asset amortization. Although higher in absolute dollars, general and administrative expenses decreased from 5.8% of revenue for the second quarter of 2003 to 4.5% of revenue for the second quarter of 2004.

Net income for the quarter ended June 30, 2004 was $4.2 million, a 46.4% increase over second quarter 2003 net income of $2.8 million. EBITDA of $7.2 million was 11.5% of revenue for the quarter ended June 30, 2004, for a 48.4% increase over the $4.8 million recorded in the same period of 2003. Fully diluted earnings per share for the second quarter of 2004 were $0.27 compared to fully diluted earnings per share of $0.22 for the second quarter of 2003, a 22.7% increase. The shares issued in connection with the public offering completed in the first quarter of 2004 affected the June 30, 2004 diluted weighted average shares outstanding by 2,250,000 shares or $0.04 per share.

David Gutridge, Chief Executive Officer of MTC noted, “The second quarter not only heralded new revenue and income records for MTC, but it also marked other significant milestones as we concluded our first acquisition for our growing National Security Group, while adding a new senior executive to assist us in furthering that growth. Our initial meetings with the CTI management team, the newest addition to our MTC family, are already yielding some great ideas on how we can synergistically work together.”

Year-to-date June 30, 2004 Highlights:

Revenues for the six months ended June 30, 2004 increased 55.8% to $122.5 million, an increase of $43.9 million over revenue of $78.7 million from the same period in 2003. Organic growth of approximately 28% amounted to $22.2 million of the $43.9 million increase in revenues. Gross profit for the six months ended June 30, 2004 increased 41.7% to $19.2 million, an increase of $5.7 million over the same period in 2003. Gross profit as a percentage of revenue decreased to 15.7% from 17.2% in the same period of 2003, primarily attributable to the previously forecasted increase in the use of subcontractors. Operating income of $12.8 million for the six months ended June 30, 2003 increased 51.9% from the operating income of $8.4 million recorded during the same period in 2003.

Net income for the six months ended June 30, 2004 was $8.0 million, a $2.8 million increase over net income of $5.2 million for the same period in 2003. Fully diluted earnings per share for the six months ended June 30, 2004 were $0.53 compared to diluted earnings per share of $0.40 for the six months ended June 30, 2003. Shares issued in connection with the public offering completed in February 2004 affected the June 30, 2004 diluted weighted average shares outstanding by approximately 1,644,000 shares or $0.07 per share.

Acquisition of Command Technologies, Inc.:

On July 1, 2004, MTC Technologies, Inc. successfully completed the acquisition of Command Technologies, Inc. (CTI). This acquisition significantly augments MTC’s role in support of the U.S.

intelligence communities. CTI is strategically positioned within the national security sector possessing key relationships with the Armed Services and intelligence agencies. CTI’s results will be included with MTC’s results for the first time in the third quarter and the Company reiterated that it expects CTI will contribute approximately $18 million in revenue and $0.05 per diluted share for the balance of 2004.

Company Guidance:

The Company provided guidance for the third quarter and balance of 2004 that includes CTI. Mike Gearhardt, Senior Vice President and Chief Financial Officer of MTC stated that, “In spite of our customer moving nearly $5 million of deliveries from the second half of 2004 into 2005, we still expect organic revenue growth for the full year, excluding CTI’s results, to approximate 18%. Combining our organic growth with the acquisitions we have completed should result in annual revenue growth of approximately 45%.”

The guidance numbers reflect the expected results of CTI for the second half of 2004 and the incremental shares issued in connection with the February 2004 public offering. The table below summarizes the guidance ranges for the third quarter of 2004 and year-end 2004.

All amounts except earnings per share in (000s)
	Revenue	Net Income	Earnings per share	Est. Avg. Share
Third Quarter 2004	$73,500-$76,500	$4,400 - $4,700	$0.28 - $0.30 – Basic $0.28 - $0.30 – Diluted	15,650 15,670

Full Year 2004	$270,000 - $276,000	$16,800 - $17,500	$1.10 - $1.14 – Basic $1.09 - $1.14 – Diluted	15,320 15,400

Note: Earning per share amounts for each of the individual quarters in 2004 may not add to the year-to-date earnings per share due to the issuance of additional shares during the first quarter of 2004.

2nd Quarter Earnings Conference Call:

The Company will conduct a conference call today at 9:00 a.m. ET to discuss its second quarter 2004 results. To obtain the dial-in number, please call our Director of Investor Relations at 937-252-9199. To access the webcast of today’s call, please go to www.mtctechnologies.com. Internet participants should go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available through the site for 15 days.

MTC, through its wholly owned subsidiaries, provides systems engineering, information technology, intelligence, and program management services to the Federal Government. MTC has been cited by BusinessWeek as the #11 fastest growing small company in the United States, ranked by Aviation Week & Space Technology as the #10 top performing small company, named by Washington Technologies as #2 in revenue growth among the “Top 100” of IT Federal Prime Contractors, and listed by the Dayton Business Journal as the #1 Dayton-Area Federal Government Contractor. MTC employs nearly 2,000 people in more than 30 locations. The company was founded in 1984 and is headquartered in Dayton, Ohio.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not present or historical fact, such as statements regarding MTC’s plans and financial performance, including, without limitation, the financial impact of the CTI acquisition and the anticipated financial performance of CTI, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. These risks and uncertainties include: risks related to the growth of our FAST program, including strains on resources and decreases in operating margins; federal government audits and cost adjustments; differences between authorized amounts and amounts received by us under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; our ability to attract and retain qualified personnel; our ability to retain contracts during re-bidding processes; pricing pressures; undertaking acquisitions that might increase our costs or liabilities or be disruptive; integration of acquisitions, including the integration of CTI; and changes in general economic and business conditions. For more information concerning these risks and uncertainties, see the Securities and Exchange Commission filings for MTC. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

Selected detailed financial information follows. For further information on MTC, visit the website at www.mtctechnologies.com.

Selected Balance Sheet Data:

(in thousands):

	June 30, 2004	December 31, 2003
Current assets	$126,443	$67,748
Current liabilities	22,820	35,209
Working capital	103,623	32,539
Cash	72,403	15,050
Accounts receivable	51,122	46,004
Total bank debt	—	—
Stockholders’ equity	136,236	65,235
Total assets	$160,660	$102,267

•	Days Sales Outstanding (DSOs) in accounts receivable at June 30, 2004 and 2003, and December 31, 2003 were as follows:

	As of June 30, 2004	As of December 31, 2003	As of June 30, 2003
Accounts receivable	75 days	60 days	67 days
Cost and estimated earnings in excess of billings on uncompleted contracts	1 day	5 days	7 days
Billings in excess of costs and estimated earnings on uncompleted contracts	—	—	—

Total Days Sales Outstanding	76 days	65 days	74 days

Reconciliation Between Net Income and EBITDA (in thousands):

	Three months ended June 30, 2004	Three months ended June 30, 2003	Six months ended June 30, 2004	Six months ended June 30, 2003
Net income	$4,157	$2,839	$7,962	$5,194
Income tax expense	2,641	1,850	5,131	3,390
Net interest (income) expense	(206)	(76)	(287)	(151)
Depreciation and amortization	582	220	1,165	439

EBITDA	$7,174	$4,833	$13,971	$8,872

EBITDA is equal to the sum of income before income taxes (less)/plus net interest (income) expense, plus depreciation and amortization. The Company discloses EBITDA because a significant portion of the Company’s growth is from acquisitions, and management believes that EBITDA, which excludes intangible amortization relating to acquisitions, is a more appropriate indicator of the Company’s performance from period to period and relative to its peers.

MTC Technologies, Inc.

Condensed Consolidated Statements of Income

(Dollars in Thousands Except Per Share and Share Data)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Revenue	$62,679	$42,565	$122,547	$78,674
Gross profit	9,832	7,184	19,166	13,527
General and administrative expenses	2,812	2,453	5,504	4,857
Intangible asset amortization	428	118	856	237
Operating income	6,592	4,613	12,806	8,433
Net interest income	206	76	287	151
Income before income tax expense	6,798	4,689	13,093	8,584
Income tax expense	2,641	1,850	5,131	3,390
Net income	$4,157	$2,839	$7,962	$5,194

Basic and diluted earnings per share	$0.27	$0.22	$0.53	$0.40

Weighted average common shares outstanding:
Basic	15,599,824	13,095,416	14,980,886	13,005,597
Diluted	15,635,883	13,137,871	15,020,892	13,127,131

FOR FURTHER INFORMATION, CONTACT:

Investor Relations & Media Contact:

Dan Bigelow, Director, Investor Relations & Corporate Communications

937-252-9199 or daniel.bigelow@mtctechnologies.com.

For Other Information Contact:

Michael Gearhardt, Chief Financial Officer

937-252-9199 or michael.gearhardt@mtctechnologies.com.